Exhibit 4.7

                        Constellation Energy Group, Inc.
                       Executive Long-Term Incentive Plan
                                     (Plan)


1. Purpose. The purpose of this Plan is to increase shareholder value by providing a long-term incentive to reward officers and key employees of the Company and its Subsidiaries, who are mainly responsible for the continued growth, development, and financial success of the Company and its Subsidiaries, and for the continued profitable performance of the Company and its Subsidiaries. The Plan is also designed to permit the Company and its Subsidiaries to attract and retain talented and motivated directors, officers and key employees and to increase their ownership of Company common stock. The Plan also provides the ability to award long-term incentives that qualify for federal income tax deduction.

2. Definitions. All singular terms defined in this Plan will include the plural and vice versa. As used herein, the following terms will have the meaning specified below:

         "Adjusted EBIT" means EBIT, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 9A(iv) at the time Business Criteria and Performance Target(s) are established for any Year or Years.

         "Adjusted EPS" means EPS, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 9A(iv) at the time Business Criteria and Performance Target(s) are established for any Year or Years.

         "Adjusted Net Income" means Net Income, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 9A(iv) at the time Business Criteria and Performance Target(s) are established for any Year or Years.

         "Adjusted Return on Assets" means Return on Assets subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 9A(iv) at the time Business Criteria and Performance Target(s) are established for any Year or Years.

         "Adjusted Return on Equity" means Return on Equity, subject to, and/or after giving effect to, any adjustments applicable pursuant to Section 9A(iv) at the time Business Criteria and Performance Target(s) are established for any Year or Years.

         "Award" means individually or collectively, Restricted Stock, Options, Performance Units, Stock Appreciation Rights, Dividend Equivalents, or Equity granted under this Plan.

         "Board" means the Board of Directors of the Company.

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         "Book Value" means the book value of a share of Stock determined in accordance with the Company's regular accounting practices as of the last business day of the month immediately preceding the month in which a Stock Appreciation Right is exercised as provided in Section 10.

         "Business Criteria" means any one or any combination of Net Income, Adjusted Net Income, Return on Equity, Adjusted Return on Equity, Return on Assets, Adjusted Return on Assets, Total Shareholder Return, Stock Fair Market Value, EBIT, Adjusted EBIT, EPS or Adjusted EPS.

         "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code will be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

         "Committee" means the Committee on Management of the Board; provided, however, that if such Committee fails to satisfy the disinterested administration provisions of Section 16b-3 of the 1934 Act or the outside director provisions of Section 162(m)(4)(C) of the Code, "Committee" shall mean a committee of directors of the Company who satisfy the requirements of such Sections.

         "Company" means Constellation Energy Group, Inc., a Maryland corporation, or its successor, including any "New Company" as provided in Section 15I.

         "Date of Grant" means the date on which the granting of an Award is authorized by the Committee or such later date as may be specified by the Committee in such authorization.

         "Date of Retirement" means the date of Retirement.

         "Disability" means the determination that a Participant is "disabled" under the Company disability plan in effect at that time.

         "Dividend Equivalent" means an Award granted under Section 11.

         "EBIT" for any Year means the consolidated earnings before income taxes of the Company, as reported in the consolidated financial statements of the Company for the Year.

         "Eligible Person" means any person who satisfies all of the requirements of Section 5.

         "EPS" for any Year means diluted earnings per share of the Company, as reported in the Company's consolidated financial statements for the Year.

         "Equity" means an Award granted under Section 12.

         "Exercise Period" means the period or periods during which a Stock Appreciation Right is exercisable as described in Section 10.

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         "Fair Market Value" means the average of the highest and lowest price at which the Stock was sold regular way on the New York Stock Exchange-Composite Transactions on a specified date.

         "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

         "Net Income" for any Year means the consolidated net income of the Company, as reported in the consolidated financial statements of the Company for the Year.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Option" or "Stock Option" means either a nonqualified stock option or an incentive stock option granted under Section 8.

         "Option Period" or "Option Periods" means the period or periods during which an Option is exercisable as described in Section 8.

         "Participant" means an individual who has been granted an Award under this Plan.

         "Pension Plan" means the Pension Plan of Constellation Energy Group, Inc. as may be amended from time to time.

         "Performance-Based Restricted Stock" means that in determining the amount of a Restricted Stock Award payout, the Committee will take into account the Performance Targets.

         "Performance Period" means the taxable year of the Company or any other period designated by the Committee with respect to which an Award may be granted.

         "Performance Target(s)" means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 9A(ii) for each Participant for the applicable Performance Period in respect of any one or more of the Business Criteria.

         "Performance Unit" means a unit of measurement equivalent to such amount or measure as defined by the Committee which may include, but is not limited to, dollars, market value shares, or book value shares.

         "Plan Administrator" means, as set forth in Section 4, the Committee.

         "Restricted Stock" means Stock issued in the name of a Participant that bears a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Stock until the expiration of the restriction period.

         "Retirement" means retirement on or after the "Early Retirement Date" (as such term is defined in the Pension Plan or a Subsidiary's retirement or pension plan).

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         "Return on Assets" means Net Income divided by the average of the total assets of the Company at the end of the four fiscal quarters of the Year, as reported by the Company in its consolidated financial statements.

         "Return on Equity" means the Net Income divided by the average of the common shareholders equity of the Company at the end of each of the four fiscal quarters of the Year, as reported by the Company in its consolidated financial statements.

         "Service-Based Restricted Stock" means that in determining the amount of a Restricted Stock Award payout, the Committee will take into account only the period of time that the Participant performed services for the Company or its Subsidiaries since the Date of Grant.

         "Stock" means the common stock, without par value, of the Company.

         "Stock Appreciation Right" means an Award granted under Section 10.

         "Subsidiary(ies)" means any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee, in its discretion.

         "Termination" means resignation or discharge from employment with the Company or any of its Subsidiaries except in the event of death, Disability, or Retirement.

         "Total Shareholder Return" means the sum of the change in the Fair Market Value of the Stock plus the value of reinvested dividends and cash equivalents, over the Performance Period.

         "Year" means a fiscal year of the Company commencing on or after January 1, 2002 that constitutes all or part of the applicable Performance Period.

3.      Effective Date, Duration and Stockholder Approval.

               A. Effective Date and Stockholder Approval. Subject to the approval of the Plan by a majority of the outstanding shares of Stock voted at the 2002 Annual Meeting of Stockholders, the Plan will be effective as of January 1, 2002.

               B. Period for Grants of Awards. Awards may be made as provided herein for a period of 10 years after January 1, 2002.

               C.  Termination.  The Plan  will  continue  in  effect  until all
          matters   relating   to  the   payment  of   outstanding   Awards  and
          administration of the Plan have been settled.

4. Plan Administration. The Committee is the Plan Administrator and has sole authority (except as specified otherwise herein) to determine all questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted, exercised or forfeited under the Plan provisions, and, in general, to make all determinations advisable for the administration of the Plan


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        to achieve its stated purpose.  Without limiting the generality of the foregoing, the Plan Administrator may modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided, however, that, except as provided in
        Section 15H of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the
        consent  of  the   Participant,   and  provided,   further,   that  no
        modification, amendment or substitution that results in repricing a Stock Option to a lower exercise price, other than to reflect an adjustment made pursuant to Section 15H, shall be made without prior stockholder approval).

        The Plan Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and any agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Such determinations shall be final and not subject to further appeal.

        The Committee may delegate its authority under the Plan with respect to Participants who are not directors or executive officers.

5. Eligibility. Each officer, key employee or director of the Company and its Subsidiaries may be designated by the Committee as a Participant, from time to time, with respect to one or more Awards. No officer, employee or director of the Company or its Subsidiaries shall have any right to be granted an Award under this Plan. The Plan Administrator may also grant Awards to individuals in connection with hiring (as an officer, key employee or director), retention or otherwise, prior to the date the individual first performs services for the Company or a Subsidiary; provided, however, that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.

6. Grant of Awards and Limitation of Number of Shares Awarded. The Committee may, from time to time, grant Awards to one or more Eligible Persons, provided that subject to any adjustment pursuant to Section 15H, the aggregate number of shares of Stock subject to Awards that may be delivered under this Plan may not exceed eight million (8,000,000) shares. Shares delivered by the Company under the Plan may be authorized and unissued Stock, Stock held in the treasury of the Company, or Stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

        Any shares of Stock covered by an Award (or portion of an Award)granted under the Plan that is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using shares, shall be deemed not to have been delivered for purposes of determining the maximum number of shares available for delivery under the Plan. Likewise, if any Option granted under the Plan is exercised by tendering shares of Stock to the Company as full or partial payment for such exercise under the Plan, only the number of shares issued net

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        of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan.

        The maximum number of shares of Stock that may be issued in conjunction with Service-Based Restricted Stock Awards under Section 7 of the Plan, Performance-Based Restricted Stock or Performance Unit Awards under
        Section 9 of the Plan and Equity Awards under Section 12 of the Plan shall in the aggregate be eight hundred thousand (800,000). The maximum number of shares of Stock subject to Awards of any combination that may be granted during any calendar year under the Plan to any one person is two million (2,000,000); provided, however, that to the extent the maximum permissible award is not made in a year, such amount may be carried over to subsequent years. Such per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or canceled.

        The Plan Administrator may permit or require a recipient of an Award to defer all or part of such individual's receipt of the payment of cash or the delivery of Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Plan Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

7.      Service-Based Restricted Stock Awards.

         A. Grants of Service-Based Restricted Shares. One or more shares of Restricted Stock may be granted to any Eligible Person. The Service-Based Restricted Stock will be issued to the Participant on the Date of Grant without the payment of consideration by the Participant. The Service-Based Restricted Stock will be issued in the name of the Participant and will bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Service-Based Restricted Stock until the expiration of the restriction period.

         The Committee may also impose such other restrictions and conditions on the Service-Based Restricted Stock as it deems appropriate.

         Upon issuance to the Participant of the Service-Based Restricted Stock, the Participant will have the right to vote the Service-Based Restricted Stock, and subject to the Committee's discretion, to receive the cash dividends distributable with respect to such shares, with such dividends treated as compensation to the Participant. The Committee, in its sole discretion, may direct the accumulation and payment of distributable dividends to the Participant at such times, and in such form and manner, as determined by the Committee.

         B. Restriction Period. At the time a Service-Based Restricted Stock Award is granted, the Committee will establish a restriction period applicable to such Award which will be not less than one year and not more than ten years. Each Restricted Stock Award may have a different restriction period, at the discretion of the Committee.

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         C. Forfeiture or Payout of Award. In the event a Participant ceases employment (or ceases Board membership in the case of a director) during a restriction period, a Service-Based Restricted Stock Award is subject to forfeiture or payout (i.e., removal of restrictions) as follows: (a) Termination - the Service-Based Restricted Stock Award is completely forfeited; or (b) Retirement, Disability or death - payout of the Service-Based Restricted Stock Award is prorated for service during the period; provided, however, that the Committee may modify the above if it determines at its sole discretion that special circumstances warrant such modification.

         Any shares of Service-Based Restricted Stock which are forfeited will be transferred to the Company.

         Upon completion of the restriction period, all Award restrictions will expire and new certificates representing the Award will be issued (the payout) without the restrictive legend described in Section 7A.

         D. Waiver of Section 83(b) Election. Unless otherwise directed by the Committee, as a condition of receiving an Award of Service-Based Restricted Stock, a Participant must waive in writing the right to make an election under Section 83(b) of the Code to report the value of the Service-Based Restricted Stock as income on the Date of Grant.

8.       Stock Options.

         A. Grants of Options. One or more Options may be granted to any Eligible Person on the Date of Grant without the payment of consideration by the Participant.

         B. Stock Option Agreement. Each Option granted under the Plan will be evidenced by a "Stock Option Agreement" between the Company and the Participant containing provisions determined by the Committee, including, without limitation, provisions to qualify Incentive Stock Options as such under Section 422 of the Code if directed by the Committee at the Date of Grant; provided, however, that each Incentive Stock Option Agreement must include the following terms and conditions:
         (i) that the Options are exercisable, either in total or in part, with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every share of Stock purchased through the exercise of an Option will be paid for in full at the time of the exercise; (iii) each Option will cease to be exercisable, as to any share of Stock, at the earliest of (a) the Participant's purchase of the Stock to which the Option relates, (b) the Participant's exercise of a related Stock Appreciation Right, or (c) the lapse of the Option; (iv) Options will not be transferable by the Participant except by Will or the laws of descent and distribution and will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative; and (v) notwithstanding any other provision, in the event of a public tender for all or any portion of the Stock or in the event that any proposal to merge or consolidate the Company with another company is submitted to the stockholders of the

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         Company for a vote, the Committee, in its sole discretion, may declare any previously granted Options to be immediately exercisable.

         C. Option Price. The Option price per share of Stock will be set by the grant, but will be not less than 100% of the Fair Market Value at the Date of Grant.

         D. Form of Payment. At the time of the exercise of the Option, the Option price will be payable in cash or in other shares of Stock or in a combination of cash and other shares of Stock, in a form and manner as required by the Committee in its sole discretion. When Stock is used in full or partial payment of the Option price, it will be valued at the Fair Market Value on the applicable date.

         E. Other Terms and Conditions. The Option will become exercisable in such manner and within such Option Period or Periods, not to exceed 10 years from its Date of Grant, as set forth in the Stock Option Agreement upon payment in full. Except as otherwise provided in this Plan or in the Stock Option Agreement, any Option may be exercised in whole or in part at any time.

         F. Lapse of Option. An Option will lapse upon the earlier of: (i) 10 years from the Date of Grant, or (ii) at the expiration of the Option Period set by the grant. If the Participant ceases employment (or ceases Board membership in the case of a director) within the Option Period and prior to the lapse of the Option, the Option will lapse as follows: (a) Termination - any unvested Option will lapse on the effective date of the Termination and any vested Option will lapse 90 days after the effective date of the Termination; or (b) Retirement, Disability or death - any unvested Option will lapse on the effective date of the Retirement, Disability or death and any vested Option will lapse on the earlier of 60 months after the effective date of the Retirement, Disability or death or at the expiration of the Option Period set by the Grant; provided, however, that the Committee may modify the above if it determines in its sole discretion that special circumstances warrant such modification.

          G. Individual Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value of the Stock for which Incentive Stock Options (whether under this Plan or another arrangement) in any calendar year are first exercisable will not exceed $100,000 with respect to such calendar year (or such other individual limit as may be in effect under the Code on the Date of Grant) plus any unused portion of such limit as the Code may permit to be carried over.

9.      Performance-Based Restricted Stock/Performance Units.

        A.     Provision for Awards.

        (i) General. For Awards under this Section 9, the Committee will establish (a) Performance Target(s) relative to the applicable Business Criteria, (b) the applicable Performance Period and
               (c) the applicable number of shares of Performance-Based Restricted Stock or Performance Units that are the subject of

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               the Award. The applicable Performance Period and Performance
               Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m) of the Code. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may pay an Award under this
               Section 9 of less than the amount determined by the formula or standard established pursuant to Section 9A(ii) or may pay no Award at all.

        (ii) Selection of Performance Target(s). The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) of the Code and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of
               Section 162(m) of the Code. The Performance Target(s) with respect to any Performance Period may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or on a relative basis with respect to any peer companies or index selected by the Committee. At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount that will represent the maximum amount of Award payable to the Participant if the Performance Target(s) are attained. The objective formula or standard shall preclude the use of discretion to increase the amount of any Award earned pursuant to the terms of the Award.

         (iii) Effect of Mid-Year Commencement of Service. If services as an executive officer or director commence after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant an Award that is proportionately adjusted based on the period of actual service during the Year, and the amount of any Award paid to such person shall not exceed that proportionate amount of the applicable maximum individual Award under Section 6.

          (iv) Adjustments. To preserve the intended incentives and benefits of an Award based on Adjusted EPS, Adjusted Net Income, Adjusted Return on Assets or Adjusted Return on Equity, the Committee may determine at the time the Performance Targets are established that certain adjustments shall apply to the objective formula or standard with respect to the applicable Performance Target to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following with respect to the Performance Period: (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence, excluding gains or losses on the early extinguishment of debt; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part or the sale of investments or non-core assets; (iv) gain or loss from all or certain claims and/or litigation and all or certain

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               insurance  recoveries  relating to claims or litigation;  (v) the impact of impairment of tangible or intangible  assets;  (vi) the
               impact   of   restructuring   or   business    recharacterization
               activities, including but not limited to reductions in force, that are reported publicly by the Company; and (vii) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. Each of the adjustments described in this Section 9A(iv) may relate to the Company as a whole or any part of the Company's business or operations, as determined by the Committee at the time the Performance Targets are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition to the foregoing, the Committee shall adjust any Business Criteria, Performance Targets or other features of an Award that relate to or are wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in such stock. (v) Committee Discretion to Determine Award. The Committee has the sole discretion to
               determine  the  standard  or  formula   pursuant  to  which  each
               Participant's Award shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan. To this same extent, the Committee may at any time establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under the Plan or pay Awards under this Section 9 if the applicable Performance Target(s) have not been satisfied.

   B.    Performance-Based Restricted Stock Awards.

         (i)   Grants of Performance-Based Restricted Stock. Subject to
               Section 9A, one or more shares of Performance-Based Restricted Stock may be granted to any Eligible Person. The Performance-Based Restricted Stock will be issued to the Participant on the Date of Grant without the payment of consideration by the Participant. The Performance-Based Restricted Stock will be issued in the name of the Participant and will bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Performance-Based Restricted Stock until the expiration of the restriction period.

               The Committee may also impose such other restrictions and conditions on the Performance-Based Restricted Stock as it deems appropriate.

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               Upon issuance to the Participant of the Performance-Based
               Restricted Stock, the Participant will have the right to vote the Performance-Based Restricted Stock, and subject to the Committee's discretion, to receive the cash dividends distributable with respect to such shares, with such dividends treated as compensation to the Participant. The Committee, in its sole discretion, may direct the accumulation and payment of distributable dividends to the Participant at such times, and in such form and manner, as determined by the Committee.

         (ii) Restriction Period. At the time a Performance-Based Restricted Stock Award is granted, the Committee will establish a restriction period applicable to such Award which will be not less than one year and not more than ten years. Each Performance-Based Restricted Stock Award may have a different restriction period, at the discretion of the Committee.

         (iii) Waiver of Section 83(b) Election. Unless otherwise directed by the Committee, as a condition of receiving an Award of Performance-Based Restricted Stock, a Participant must waive in writing the right to make an election under
               Section 83(b) of the Code to report the value of the Performance-Based Restricted Stock as income on the Date of Grant.

         C. Performance Units. Subject to Section 9A, one or more Performance Units may be earned by an Eligible Person based on the achievement of preestablished performance objectives during a Performance Period.

         D. Forfeiture or Payout of Award. As soon as practicable after the end of each Performance Period, the Committee will determine whether the Performance Targets and other material terms of the Award were satisfied. The Committee's determination of all such matters will be final and conclusive.

         As soon as practicable after the date the Committee makes the above determination, the Committee will determine the Award payment for each Participant. Before any payments are made under this Section 9, the Committee shall be responsible for certifying in writing to the Company that the applicable Performance Targets have been met.

         In the event a Participant ceases employment (or ceases Board membership in the case of a director) during a Performance Period, the Performance-Based Restricted Stock or Performance Unit Award is subject to forfeiture or payout as follows: (a) Termination - the Performance-Based Restricted Stock or Performance Unit Award is completely forfeited; or (b) Retirement, Disability or death - payout of the Performance-Based Restricted Stock or Performance Unit Award is prorated taking into account factors including, but not limited to, service and the performance of the Participant during the portion of the Performance Period before employment ceased; provided, however, that the Committee may modify the above if it determines in its sole discretion that special circumstances warrant such modification.

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

         Any shares of Performance-Based Restricted Stock which are forfeited will be transferred to the Company.

         E. Form and Timing of Payment. With respect to shares of Performance-Based Restricted Stock for which restrictions lapse, new certificates will be issued (the payout) without the restrictive legend described in Section 9B(i). Each Performance Unit is payable in cash or shares of Stock or in a combination of cash and Stock, as determined by the Committee in its sole discretion. Such payment will be made as soon as practicable after the Award payment is determined.

10.      Stock Appreciation Rights.

         A. Grants of Stock Appreciation Rights. Stock Appreciation Rights may be granted under the Plan in conjunction with an Option either at the Date of Grant or by amendment or may be separately granted. Stock Appreciation Rights will be subject to such terms and conditions not inconsistent with the Plan as the Committee may impose.

         B. Right to Exercise; Exercise Period. A Stock Appreciation Right issued pursuant to an Option will be exercisable to the extent the Option is exercisable; both such Stock Appreciation Right and the Option to which it relates will not be exercisable during the six months following their respective Dates of Grant except in the event of the Participant's Disability or death. A Stock Appreciation Right issued independent of an Option will be exercisable pursuant to such terms and conditions established in the grant. Notwithstanding such terms and conditions, in the event of a public tender for all or any portion of the Stock or in the event that any proposal to merge or consolidate the Company with another company is submitted to the stockholders of the Company for a vote, the Committee, in its sole discretion, may declare any previously granted Stock Appreciation Right immediately exercisable.

         C. Failure to Exercise. If on the last day of the Option Period, in the case of a Stock Appreciation Right granted pursuant to an Option, or the specified Exercise Period, in the case of a Stock Appreciation Right issued independent of an Option, the Participant has not exercised a Stock Appreciation Right, then such Stock Appreciation Right will be deemed to have been exercised by the Participant on the last day of the Option Period or Exercise Period.

         D. Payment. An exercisable Stock Appreciation Right granted pursuant to an Option will entitle the Participant to surrender unexercised the Option or any portion thereof to which the Stock Appreciation Right is attached, and to receive in exchange for the Stock Appreciation Right payment (in cash or Stock or a combination thereof as described below) equal to either of the following amounts, determined in the sole discretion of the Committee at the Date of Grant: (1) the excess of the Fair Market Value of one share of Stock at the date of exercise over the Option price, times the number of shares called for by the Stock Appreciation Right (or portion thereof) which is so surrendered, or (2) the excess of the Book Value of one share of Stock at the date of exercise over the Book Value of one share of Stock at the Date of Grant of the related Option, times the number of shares called for by the Stock Appreciation Right. Upon exercise of a Stock Appreciation Right not granted pursuant to an Option, the Participant will receive for each Stock Appreciation Right payment (in cash or Stock or a combination thereof as described below) equal to either of the following amounts, determined in the sole discretion of the Committee at the Date of Grant: (1) the excess of the Fair Market Value of one share of Stock at the date of exercise over the Fair Market Value of one share of Stock at the Date of Grant of the Stock Appreciation Right, times the number of shares called for by the Stock Appreciation Right, or (2) the excess of the Book Value of one share of Stock at the date of exercise of the Stock Appreciation Right over the Book Value of one share of Stock at the Date of Grant of the Stock Appreciation Right, times the number of shares called for by the Stock Appreciation Right.

         The Committee may direct the payment in settlement of the Stock Appreciation Right to be in cash or Stock or a combination thereof. Alternatively, the Committee may permit the Participant to elect to receive cash in full or partial settlement of the Stock Appreciation Right, provided that (i) the Committee must consent to or disapprove such election and (ii) unless the Committee directs otherwise, the election and the exercise must be made during the period beginning on the 3rd business day following the date of public release of quarterly or year-end earnings and ending on the 12th business day following the date of public release of quarterly or year-end earnings. The value of the Stock to be received upon exercise of a Stock Appreciation Right shall be the Fair Market Value of the Stock on the trading day preceding the date on which the Stock Appreciation Right is exercised. To the extent that a Stock Appreciation Right issued pursuant to an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

         E. Nontransferable. A Stock Appreciation Right will not be transferable by the Participant except by Will or the laws of descent and distribution and will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

         F. Lapse of a Stock Appreciation Right. A Stock Appreciation Right will lapse upon the earlier of: (i) 10 years from the Date of Grant; or (ii) at the expiration of the Exercise Period as set by the grant. If the Participant ceases employment (or ceases Board membership in the case of a director) within the Exercise Period and prior to the lapse of the Stock Appreciation Right, the Stock Appreciation Right will lapse as follows: (a) Termination - any unvested Stock Appreciation Right will lapse on the effective date of the Termination and any vested Stock Appreciation Right will lapse 90 days after the effective date of the Termination; or (b) Retirement, Disability or death - any unvested Stock Appreciation Right will lapse on the effective date of the Retirement, Disability or death and any vested Stock Appreciation Right will lapse on the earlier of 60 months after the effective date of the Retirement, Disability or death or at the expiration of the Exercise Period set by the grant; provided, however, that the Committee may modify the above if it determines in its sole discretion that special circumstances warrant such modification.

11.      Dividend Equivalents.


         A. Grants of Dividend Equivalents. Dividend Equivalents may be granted under the Plan in conjunction with an Option or a separately awarded Stock Appreciation Right, at the Date of Grant or by amendment, without consideration by the Participant. Dividend Equivalents may also be granted under the Plan in conjunction with Performance-Based Restricted Stock or Performance Units, at any time during the Performance Period, without consideration by the Participant.

         B. Payment. Each Dividend Equivalent will entitle the Participant to receive an amount equal to the dividend actually paid with respect to a share of Stock on each dividend payment date from the Date of Grant to the date the Dividend Equivalent lapses as set forth in Section 11D. The Committee, in its sole discretion, may direct the payment of such amount at such times and in such form and manner as determined by the Committee.

         C. Nontransferable. A Dividend Equivalent will not be transferable by the Participant.

         D. Lapse of a Dividend Equivalent. Each Dividend Equivalent will lapse on the earlier of (i) the date of the lapse of the related Option or Stock Appreciation Right; (ii) the date of the exercise of the related Option or Stock Appreciation Right; (iii) the end of the Performance Period (or if earlier, the date the Participant ceases employment) of the related Performance Units or Performance-Based Restricted Stock Award; or (iv) the lapse date established by the Committee on the Date of Grant of the Dividend Equivalent.

12. Equity. One or more shares of Stock may be granted to any Eligible Person, in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Committee shall determine. An Equity Award may be denominated in Stock or other securities, stock-equivalent units, securities or debentures convertible into Stock, or any combination of the foregoing and may be paid in Stock or other securities, in cash, or in a combination of Stock or other securities and cash, all as determined in the sole discretion of the Committee. Unless the Committee determines otherwise, the vesting period for Equity Awards shall be at least three years.

13.      Accelerated Award Payout/Exercise.

         A. Change in Control. Notwithstanding anything in this Plan document to the contrary, a Participant is entitled to an accelerated payout or accelerated Option or Exercise Period (as set forth in Section 13B) with respect to any previously granted Award, upon the happening of a change in control.

         A change in control for purposes of this Section 13 means (i) the purchase or acquisition by any person, entity or group of persons, (within the meaning of section 13(d) or 14(d) of the 1934 Act, or any comparable successor provisions), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20 percent or more of either the outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding shares of voting securities entitled to a vote generally; or (ii) the consummation of, following the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding securities; or (iii) a liquidation or dissolution of the Company or the sale of substantially all of its assets; or (iv) a change of more than one-half of the members of the Board within a 90-day period for reasons other than the death, disability, or retirement of such members.

         B. Amount of Award Subject to Accelerated Payout/Option Period/Exercise Period. The amount of a Participant's previously granted Award that will be paid or exercisable upon the happening of a change in control will be determined as follows:

         Service-Based Restricted Stock Awards. The Participant will be entitled to an accelerated Award payout, and the amount of the payout will be based on the number of shares of Service-Based Restricted Stock that were issued on the Date of Grant.

         Stock Option Awards and Stock Appreciation Rights. Any previously granted Stock Option Awards or Stock Appreciation Rights will be immediately vested, any gain will be immediately paid in cash, and the Stock Option Awards and/or Stock Appreciation Rights will then lapse.

         Performance-Based Restricted Stock/Performance Units. The Participant will be entitled to an accelerated Award payout, and the amount of the payout will be based on the number of shares of Performance-Based Restricted Stock/Performance Units subject to the Award as established on the Date of Grant, prorated based on the number of months of the Performance Period that have elapsed as of the payout date, and assuming that maximum performance was achieved.

         Equity Awards. Any previously granted Equity Award will be immediately vested.

         C. Timing of Accelerated Payout/Option Period/Exercise Period. The accelerated payout set forth in Section 13B will be made in cash within 30 days after the date of the change in control. When Stock is related to the Award, the amount of cash will be determined based on the Fair Market Value of Stock on the payout date.

14.      Amendment of Plan.

         The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) no such action may be taken without stockholder approval which materially increases the number of securities which may be issued pursuant to the Plan (except as provided in Section 15H), extends the period for granting Options under the Plan or materially modifies the requirements as to eligibility for participation in the Plan; (ii) no such action may be taken without the consent of the Participant to whom any Award was previously granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder; and (iii) no such action that would require the consent of the Board and/or the stockholders of the Company pursuant to
         Section 162(m) of the Code or the 1934 Act, or any other applicable law, rule, or regulation, shall be effective without such consent. Notwithstanding the foregoing, the Committee may amend the Plan as desirable at the discretion of the Committee to address any issues concerning (i) Section 162(m) of the Code, or (ii) maintaining an exemption under rule 16b-3 of the 1934 Act.

15.      Miscellaneous Provisions.

          A. Nontransferability. No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or federal statute;
     (ii) as requested by the Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), and approved by the Committee, to satisfy income tax withholding; and (iii) as requested by the Participant and approved by the Committee, to members of the Participant's family, or a trust established by the Participant for the benefit of family members.

          B. No Employment Right. Participation in this Plan shall not constitute a contract of employment between the Company or any Subsidiary and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

          C. Tax Withholding. the Company or a Subsidiary may withhold any applicable federal, state or local taxes at such time and upon such terms and conditions as required by law or determined by the Company or a Subsidiary. Subject to compliance with any requirements of applicable law, the Committee may permit or require a Participant to have any portion of any withholding or other taxes payable in respect to a distribution of Stock satisfied through the payment of cash by the Participant to the
     Company or a Subsidiary, the retention by the Company or a Subsidiary of shares of Stock, or delivery of previously owned shares of the Participant's Stock, having a Fair Market Value equal to the withholding amount.

          D. Fractional Shares. Any fractional shares concerning Awards shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half and rounding up for fractions of equal to or more than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

         E. Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act"), any of the shares of Stock issued, delivered or paid in settlement under the Plan. If Stock awarded under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

          F. Indemnification. Each person who is or at any time serves as a member of the Committee (and each person or Committee to whom the Committee or any member thereof has delegated any of its authority or power under this Plan) shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Charter or By-Laws of the Company or any of its Subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

          G. Reliance on Reports. Each member of the Committee (and each person or Committee to whom the Committee or any member thereof has delegated any of its authority or power under this Plan) shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

          H. Changes in Capital Structure. In the event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Stock, then appropriate adjustments shall be made in the shares of Stock theretofore awarded to the Participants and in the aggregate number of shares of Stock which may be awarded pursuant to the Plan. Such adjustments shall be conclusive and binding for all purposes. Additional shares of Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Stock to which they relate.

          I. Company Successors. In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the Stock will receive securities of another corporation (in any such case, the "New Company"), then the New Company shall assume the rights and obligations of the Company under this Plan.

          J. Governing Law. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the State of Maryland, without regard to the principles of conflict of laws.

          K. Relationship to Other Benefits. Any Awards under this Plan are not considered compensation for purposes of determining benefits under any pension, profit sharing, or other retirement or welfare plan, or for any other general employee benefit program.

          L. Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

          M. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.